SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

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MIDWEST AIR GROUP, INC.
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To:

All Midwest and Skyway Airlines Employees

Date:

June 8, 2007

From:

Carol Skornicka, Senior Vice President of Corporate Affairs, Secretary and General Counsel

Subject:

Putting Things in Perspective

Next week will be a big week for Midwest Airlines, as two high-visibility events play out. First, AirTran’s most recent exchange offer expires tonight at midnight. Second, our annual meeting of shareholders is set for Thursday, June 14. At that time, shareholders will elect three directors to the board. A brief description of these events and their possible impact on our company follows.

Exchange (or Tender) Offer

When the previous exchange offer expired on May 16, AirTran announced that 56.7% of all outstanding shares had been tendered. This means that the owners of that many shares told AirTran they would be willing to sell their shares to AirTran at the indicated price, subject to certain conditions including action by the Midwest board to waive the protections of Wisconsin anti-takeover laws.

As you know, no shares were actually acquired by AirTran as a result of the exchange offer. It is important to note that shareholders who tender their shares can (and many times do) withdraw their shares. It is for this reason that I have often referred to the results of the exchange offer as a “referendum” or “straw poll.” As a practical matter, it is simply an expression by a number of shareholders of their view at a particular point in time. Observers have commented that these results should be interpreted as a message that our board should engage in talks with AirTran, with the expectation of a higher price being negotiated.

Sometime before the stock market opens on Monday, AirTran must again announce the results of the latest exchange offer. It is reasonable to expect that at least as many shares will have been tendered as had been tendered last time. It is essential that you understand that no matter how high the percent of shares tendered, AirTran will own no more shares after the offer expires than it did before (two AirTran subsidiaries acquired 200 shares in January) unless it waives the conditions to the offer, which we believe is highly unlikely. As a result, AirTran will continue to own only a small fraction of the more than 25 million shares outstanding.

Annual Shareholder Meeting and Election of Directors

The campaign to elect the Midwest slate of directors is being waged on many fronts – face-to-face meetings by our senior executives with large institutional and hedge fund investors, phone calls by proxy solicitors and Midwest senior leaders to individual shareholders, and mailings to shareholders.

The results of the election will not be formally certified for some time following the meeting. However it is important to remember that if the AirTran candidates are elected, they would constitute a minority on our nine-member board. That means that they alone would not be in a position to make decisions about our company. If they are elected, it would be our intention to welcome them to the board and give them the usual director orientation. We expect that they would fulfill the fiduciary obligation they have to represent the interests of all shareholders, not just those who voted for them.

Please note that if you are a Midwest or Skyway Airlines 401(k) Plan participant, you must vote your shares by 5:00 p.m. Eastern time on Monday, June 11. We suggest voting by phone or via the Internet to be sure your vote gets counted.

Employees are welcome to attend the annual meeting. Information has previously been provided; please see YXNet for details.

While next week’s events and announcements will certainly be newsworthy, please keep in mind that they are part of AirTran’s ongoing campaign. They are not a sign that the board has changed its stance on AirTran’s offer. As we’ve said many times, it’s important not to let these events become distractions from our #1 concern – providing passengers with the excellent customer service that distinguishes us from other airlines. Thank you for being so committed to doing just that in recent months and know that we are depending on you to continue to do so in the months to come.

Important Information

Midwest has filed a definitive proxy statement on Schedule 14A (the “2007 Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with its Board of Directors’ solicitation of proxies to vote in favor of the slate of directors nominated by the Board of Directors and to vote on any other matters that properly come before the 2007 Annual Meeting of Shareholders, or any adjournment or postponement thereof. On May 16, 2007, Midwest began the process of mailing the 2007 Proxy Statement and a WHITE proxy card to each Midwest shareholder entitled to vote at the Annual Meeting. Midwest has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting proxies from its shareholders. Midwest has agreed to pay customary compensation to MacKenzie for such services and to indemnify MacKenzie and certain related persons against certain liabilities relating to or arising out of the engagement. Directors, officers and employees of Midwest may solicit proxies, although no additional compensation will be paid to directors, officers or employees for such services.

Midwest has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and amendments thereto regarding AirTran’s exchange offer that contain information regarding members of the Board of Directors’ and members of management’s potential interests in the exchange offer. Information regarding securities ownership by the Board of Directors and certain members of management as of March 26, 2007 is contained in the 2007 Proxy Statement. Midwest shareholders should read the Schedule 14D-9 and the 2007 Proxy Statement (including any amendments or supplements to such documents) because these documents contain (or will contain) important information. The 2007 Proxy Statement, the Schedule 14D-9 and other public filings made by Midwest with the SEC are available without charge from the SEC’s Web site at sec.gov and from Midwest at midwestairlines.com.